EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

The Board of Directors and Stockholders
AmerUs Group Co.

     We consent to incorporation by reference in the Registration Statement (Form S-8 Nos. 333-20905, 333-20907, 333-32201, 333-32203, 333-40065, 333-63895, 333-72237, 333-91493, 333-50030, 333-101961, 333-106124 and 333-106572) pertaining to various employee benefit plan filings and in the Registration Statements (Form S-3 Nos. 333-50249, 333-72643, 333-88794 and 333-103347 ) of AmerUs Group Co. and in the related Prospectuses of our reports dated February 6, 2004 with respect to the consolidated financial statements and schedules of AmerUs Group Co. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/Ernst & Young LLP

Des Moines, Iowa
March 11, 2004